MIMEDX Appoints Doug Rice as Chief Financial Officer

Company adds seasoned MedTech CFO to leadership team

MARIETTA, Ga., July 5, 2023-- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”) today announced that it has appointed Doug Rice as the Company’s Chief Financial Officer, effective today. Pete Carlson, who has served in that role since March 2020, has resigned as Chief Financial Officer, also effective today.

Mr. Rice joins MIMEDX after nearly a decade as the CFO of Orthofix Medical, a leading global spine and orthopedics company, following the company’s recent merger with SeaSpine. Prior to Orthofix, Mr. Rice was also CFO at Vision Source, held several finance leadership roles, including at McAfee and Concentra, and started his career at PricewaterhouseCoopers. Mr. Rice is a Certified Public Accountant and received his BBA with honors and his MBA from Southern Methodist University.

“We are excited to welcome Doug to the MIMEDX team,” stated Joe Capper, MIMEDX’s Chief Executive Officer. “As a result of a comprehensive search that yielded a number of highly qualified candidates, we were able to find a proven leader with a strong record of commercial success in the healthcare industry. We are extremely pleased that Doug has agreed to join the MIMEDX leadership team as we endeavor to take the Company to new heights.”

“I am delighted to be joining Joe and the terrific team at MIMEDX, to help drive the continued momentum of the business,” stated Mr. Rice. “As evidenced by the Company’s strong start to 2023, I believe MIMEDX, with its market-leading Wound and Surgical position, is at an inflection point and is poised to capitalize on several strategic opportunities. I am looking forward to applying my decades of experience to enhance this strategic positioning and am grateful for Pete and his team’s accomplishments that have enabled our growth. I also look forward to working with the investment community and our other stakeholders alike in the years to come.”

Inducement Grants

The Company also announced that the Compensation Committee of the Board of Directors of the Company approved inducement awards under Nasdaq Listing Rule 5635(c)(4) consisting of 162,000 performance stock units (“PSUs”), 97,200 restricted stock units (“RSUs”) and a non-qualified stock option to purchase 94,000 shares of the Company’s common stock (the “Options”) with an exercise price equal to the closing price per share of the Company’s common stock as reported on the NASDAQ on July 5, 2023 as a material inducement to Mr. Rice’s hiring as Chief Financial Officer of the Company.

The PSUs will vest based on a three year performance period ending on December 31, 2025 based upon the achievement of specified performance conditions, subject to Mr. Rice’s continued employment except in the case of Mr. Rice’s death or disability. Vesting of PSUs at the target level (or actual performance, if higher) will accelerate upon a termination of employment without Cause or a termination by Mr. Rice for Good Reason within two years following a Change in Control of the Company occurring prior to the end of the performance period and while Mr. Rice is in continuous service.

The RSUs will vest over a three year period following grant, one third each year of the vesting period, subject to Mr. Rice’s continued employment except in the case of Mr. Rice’s death or disability. The RSUs will also vest upon a termination of employment without Cause or a termination of employment by Mr. Rice for Good Reason within two years following a Change in Control of the Company occurring prior to the end of the vesting period and while Mr. Rice is in continuous service.

The Options will vest over a four year period ending on the fourth anniversary of grant, subject to Mr. Rice’s continued employment, 25% each year of the performance period.  The Options include a one year post-termination exercise period, to the extent vested, and will expire on the seventh anniversary of the grant date. The Options will also vest upon a termination of employment without Cause or a termination of employment by Mr. Rice for Good Reason within two years following a Change in Control of the Company occurring prior to the end of the vesting period and while Mr. Rice is in continuous service.

The PSUs, RSUs and Options were all granted outside the terms of the Company’s 2016 Equity and Cash Incentive Plan and approved by the Company’s Compensation Committee of the Board of Directors in reliance on the employment inducement exemption under NASDAQ Listing Rule 5635(c)(4), which requires public announcement of inducement awards. Pursuant to the requirements of that rule, the Company is issuing this press release.

About MIMEDX
MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.
MIMEDX Safe Harbor Statement
Some of the information and statements contained in this press release and certain oral statements made from time to time by representatives of MIMEDX constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that do not directly or exclusively relate to historical facts. Forward-looking statements include statements regarding our belief that MIMEDX and its market-leading Wound and Surgical positions is at an inflection point and poised to capitalize on several strategic opportunities. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect our operations and may cause our actual actions, results, financial condition, performance or achievements to differ materially from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed in the Risk Factors section of the Company’s most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.
Contact
Matt Notarianni
Investor Relations
470-304-7291
mnotarianni@mimedx.com